Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE RESTATED CERTIFICATE OF INCORPORATION
INCREASING THE NUMBER OF AUTHORIZED SHARES

OF

NEW JERSEY RESOURCES CORPORATION

Pursuant to Section 14A:7-15.1(3) of the
New Jersey Business Corporation Act

NEW JERSEY RESOURCES CORPORATION, a New Jersey corporation (hereinafter called the “Corporation”), does hereby certify:

1.    The name of the corporation is NEW JERSEY RESOURCES CORPORATION.

2.    The Board of Directors of the Corporation, at a meeting duly convened and held on January 20, 2015, at which a quorum was present and acting throughout, did approve and authorize a share dividend of one additional share of the Corporation’s Common Stock, par value $2.50 per share (the “Common Stock”), on each issued and outstanding share of the Corporation’s Common Stock (the “Share Dividend”).

3.    The amendment to the Corporation’s Restated Certificate of Incorporation in connection with the Share Dividend will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and will not result in the percentage of authorized shares that remains unissued after the Share Dividend exceeding the percentage of authorized shares that was unissued before the Share Dividend.

4.    Pursuant to Section 14A:7-15.1(3) of the New Jersey Business Corporation Act, the amendment was not subject to shareholder approval therefore there were no shares voted for or against it.

5.    The first paragraph of Article 4 of the Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

“4.    The aggregate number of shares which the Corporation shall have authority to issue is 150,400,000, of which 150,000,000 shares shall be designated as Common Stock of the par value of $2.50 per share and 400,000 shares shall be designated as Preferred Stock of the par value of $100 per share.”

6.    The foregoing amendment shall be effective on and as of March 3, 2015.

Exhibit 3.1

IN WITNESS WHEREOF, New Jersey Resources Corporation has caused this Certificate of Amendment to be signed by its Chairman of the Board, President and Chief Executive Officer, Laurence M. Downes, and attested by its Corporate Secretary, Rhonda M. Figueroa, this 26th day of January 2015.

NEW JERSEY RESOURCES CORPORATION

By:    /s/ Laurence M. Downes
Laurence M. Downes
Chairman of the Board, President and Chief
Executive Officer

ATTEST:

By:    /s/ Rhonda M. Figueroa
Rhonda M. Figueroa
Corporate Secretary